EXHIBIT 99.1
Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Sr. Manager, Corp. Communications	Moved On PR Newswire
	Corporate	Date: March 12, 2003
310.615.1647
mdickers@csc.com

	Janet Herin	Bill Lackey
	Communications	Director, Investor Relations
	Corporate	Corporate
	310.615.1693	310.615.1700
	jherin@csc.com	blackey3@csc.com

CSC APPOINTS MIKE LAPHEN PRESIDENT
AND CHIEF OPERATING OFFICER

George Bell to Lead European Group, Mike Shove to Head Australian Group

          EL SEGUNDO, Calif., March 12 - Computer Sciences Corporation (NYSE: CSC) today named Mike Laphen president and chief operating officer, effective April 1, 2003. Currently, Laphen is a corporate vice president and president of CSC's European Group. He replaces Edward P. (Pete) Boykin, who will retire later this year following 37 years of service to the company.

          As COO, Laphen will be responsible for the corporation's global line organizations in Europe, Asia, Australia and the Americas. He will report to Chairman and Chief Executive Officer Van B. Honeycutt.

          George Bell, presently managing director and chief executive of CSC's Australian Group, will replace Laphen in Europe. Mike Shove, currently vice president of the Australian Group, will replace Bell in Australia. Both Bell and Shove will report to Laphen. Collectively, Laphen, Bell and Shove have more than 70 years of experience delivering business results to clients.

          "Mike Laphen brings to the position of chief operating officer extensive international experience in both the public- and private-sector portions of our business," said Honeycutt. "His balanced leadership experience, combined with an excellent track record of new wins in Europe, make him ideal for this vital role."

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Computer Sciences Corporation - Page 2	March 12, 2003

          Laphen, 52, joined CSC in 1977 and has held increasingly senior positions throughout his 25-year CSC career. Prior to leading the European Group, he served as president of the company's U.S. Federal Sector Civil Group. His previous experience with CSC includes significant focus on finance and administration in addition to operations. Laphen served in the U.S. Air Force and the Pennsylvania Air National Guard. He earned his bachelor's degree in business from Pennsylvania State University and his MBA from the Wharton School of Business at the University of Pennsylvania.

          "George Bell and Mike Shove possess the broad skills and international experience necessary to manage effective, flexible global organizations that meet client needs and produce favorable business results," said Honeycutt. "George, originally from the UK, has extensive experience working in Europe, Asia and Australia. Mike Shove possesses a comparable international track record with General Electric.

          "CSC is diligent in assessing our executive leadership team's capability to bring maximum organizational efficiency and effectiveness to our mission of serving a diverse, dynamic, global customer base," Honeycutt continued. "The appointments announced today provide the operational leadership to position the corporation for continued growth and success throughout the world."

          George Bell, 50, joined CSC in 1998 as managing director and chief executive of the company's Australian operations after a career with IBM. He holds a bachelor's degree in mechanical engineering from the University of Newcastle upon Tyne and a master's degree in business management from the Durham University Business School, both located in the United Kingdom.

          Shove, 46, is vice president of Enterprise Business Solutions for CSC's Australian Group. A citizen of Canada, he joined the company in 1999 through CSC's acquisition of GE Capital IT Solutions. He has spent the majority of his career with Digital Equipment Corp. and GE Capital and has worked in the UK, Australia and Canada. Shove studied business at Kingston University in the UK earning a higher national diploma.

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Computer Sciences Corporation - Page 3	March 12, 2003

About CSC

          Founded in 1959, Computer Sciences Corporation is one of the world's leading information technology (IT) services companies. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 90,000 employees, including more than 26,000 from the company's March 7, 2003 acquisition of DynCorp, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $11.3 billion for the 12 months ended Dec. 27, 2002. For more information, visit the company's Web site at www.csc.com.

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